UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GCP APPLIED TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was distributed to certain stockholders of GCP Applied Technologies Inc. on May 11, 2020.

Dear Fellow Shareholders:

We have received feedback from investors concerned about Starboard’s attempt to replace a supermajority of the Company’s Board of Directors with the support of 40 North, a 25% shareholder of GCP and natural acquirer of the Company.

To address this concern, we have proposed to representatives of Starboard that both parties use a universal proxy card, which would allow shareholders to vote for their preferred mix of nominees from both slates without attending the Annual Meeting in person. We are confident that we could transition to a universal proxy card in time to hold the May 28th Annual Meeting as scheduled. By using a universal proxy card, shareholders would be empowered to choose the Board they believe is most appropriate for the future of the Company and their investment.

Despite our offer and Starboard’s previous public support of a universal proxy card in other situations, Starboard rejected our offer. We continue to believe shareholders should carefully consider the motives behind Starboard’s refusal to settle for less than control of your company’s Board, and we remain wary of any Board structure that would allow Starboard (either individually or collectively with 40 North) to obtain effective Board control.

We respectfully request that shareholders vote the BLUE proxy card or voting instruction form to support GCP’s highly qualified board candidates.

We wish everyone good health during this challenging time.

Sincerely,

Elizabeth Mora	Randall S. Dearth
Independent Chairman of the Board of Directors	President and Chief Executive Officer

Additional Information

GCP has filed a definitive proxy statement and BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders. GCP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD, AS THEY CONTAIN OR WILL CONTAIN (IN THE CASE OF AMENDMENTS OR SUPPLEMENTS) IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement (and any amendments or supplements thereto) and other documents filed by GCP with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

GCP, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from GCP’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the ownership of GCP’s directors and executive officers in GCP stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement (and any amendments and supplements thereto) filed with the SEC. These documents can be obtained free of charge from the sources indicated above.